Exhibit 10.1

[SECTION 16 Officers]

EFI 2010 Executive Team Performance Bonus Program

We are pleased to offer you participation in the EFI 2010 Executive Team Performance Bonus Program based on the terms set forth below.

Each participant (the “Participant”) in the EFI 2010 Executive Team Performance Bonus Program (the “Program”) will be granted an award of restricted stock units that is subject to vesting requirements based on the performance of Electronics For Imaging, Inc. (“EFI” or the “Company”) for 2010 as set forth below. The Program is intended to permit the payment of bonuses that qualify as performance-based compensation under section 162(m) of the Internal Revenue Code.

Performance Awards Terms

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The Participant’s target bonus for 2010 will be expressed as a percentage of his base salary which, for the purpose of this Program, will be the greater of his current base salary or his annual base salary payable immediately prior to April 15, 2009, before deductions for taxes and benefits.

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The Participant’s target bonus will be payable in two performance-based Restricted Stock Unit (the “RSU”) Awards granted under this Program (the “RSU Awards”), which will be comprised of an RSU Award eligible to vest based on the Company’s operating income and an RSU Award eligible to vest based on the Company’s revenue and the Minimum Company Achievement Threshold, subject to the Compensation Committee’s approval. The number of granted RSUs and each of the revenue and operating income goals (the “Program Components”) shall be based on the closing price of EFI’s common stock on the trading day immediately preceding such awards’ Grant Date (as defined below).

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RSU Awards will be granted under and will be subject to the terms and conditions of the 2009 Equity Plan and the 2009 Restricted Stock Unit Award Notice and Restricted Stock Unit Award Agreement, except as otherwise set forth herein. Each RSU Award will have the grant date that will be the date of the Compensation Committee’s of the Company (the “Compensation Committee”) approval of such award (the “Grant Date”).

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Any RSU Award granted under this Program will vest in full or on pro-rata basis, if and as applicable, upon the review of the Company’s performance and confirmation that the vesting conditions have been satisfied by the Compensation Committee (the “Determination Date”). Any RSUs eligible to vest based on the Company’s performance will vest on the later of (1) the first anniversary of the Grant Date of (2) the Determination Date, subject to the Participant’s continued employment with the Company through the vesting date; provided, however, that in no event will the vesting date occur later than March 10, 2011. In the event the applicable RSU Threshold(s) are not achieved, the RSU Awards will be deemed forfeited.

Performance Targets and Target Bonus

Your performance targets and target bonus are set forth below and are subject to achievement of the performance targets identified below. The RSU Thresholds and RSU Targets shall be subject to adjustment in accordance with the 2009 Equity Plan to account for any events outside of EFI’s ordinary course of business that occurred during Program Year.

Base Salary: $

Bonus Eligibility: [$] or [%]

Program Year: calendar year 2010

Effective Date: January 1, 2010

Company Program	Program Components	RSU Threshold		RSU Target
Weighting
40%	Company Revenue	[	]	[	]
	(% of Program Component bonus earned)	0%		100%
60%	Company Operating Income	[	]	[	]
	(% of Program Component bonus earned)	0%		100%

If performance is between the RSU Threshold and RSU Target levels set forth above for a Program Component, the number of RSUs eligible to vest will be determined on a pro-rata basis between those two levels.

Minimum Company Achievement Threshold - In order for any portion or component of the Program or for any RSU Awards to vest the non-GAAP Company Operating Income for 2010 must be equal to or greater than $[        ].

Maximum Award - In no event shall any RSU Award vest with respect to more than 100% of the RSUs subject to such award.

Other Terms

Termination of Employment

Notwithstanding anything to the contrary in the applicable 2009 Restricted Stock Unit Award Notice and Restricted Stock Unit Award Agreement or the Participant’s employment agreement, Program Participants who are involuntarily terminated Without Cause or are terminated for Good Reason outside of a Change of Control (as these terms are defined in the applicable employment agreement) will be eligible for a pro-rata cash payment equivalent (the “Pro-rata RSU Equivalent”) to the vesting of the RSU Awards in an amount equal to the bonus the Participant would have earned had he/she been employed by the Company at the end of the calendar year based on actual Company performance for the year in which the Participant terminates employment multiplied by a fraction (x) the numerator of which is the number of employed completed months in that year, and (y) the denominator of which is twelve. With respect to any RSU Awards granted under this Program, in the event of any conflict between your employment agreement and the provisions regarding acceleration of performance equity outside of a Change of Control and this Program, this Program shall control. The Pro-rata RSU Equivalent shall be calculated using the closing price of EFI common stock on the Determination Date of such RSU Awards. The payment of the Pro-rata RSU Equivalent, if applicable, and subject to any deductions due to tax obligations, shall be made as soon as administratively practicable thereafter.

I have read and understand the terms of this Program and the documents referred to herein and agree to abide by these terms and the terms of such other documents.

[Participant Name]	[Date]